FedFirst Financial Corporation 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Second Quarter and Year to Date 2011 Results

MONESSEN, PA— July 29, 2011 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $246,000 for the three months ended June 30, 2011 compared to net income of $295,000 for the three months ended June 30, 2010. Basic and diluted earnings per share were $0.08 for the three months ended June 30, 2011 compared to earnings per share of $0.10 for the three months ended June 30, 2010. The Company reported net income of $514,000 for the six months ended June 30, 2011 compared to $669,000 for the six months ended June 30, 2010. Basic and diluted earnings per share were $0.18 for the six months ended June 30, 2011 compared to $0.23 for the six months ended June 30, 2010. The per share amounts for the prior period were adjusted to reflect the share exchange as a result of the completion of the Company’s conversion from the mutual holding company form of organization to the stock holding company form on September 21, 2010.

Patrick G. O'Brien, President and CEO, stated. “We are encouraged by continued improvement in net interest margin and interest rate spread through reduction in the cost of our liabilities.  We have also made decisions to streamline our company while insuring that our customers are well served.”

Second Quarter Results

Net interest income for the three months ended June 30, 2011 increased $211,000, or 8.7%, to $2.6 million compared to $2.4 million for the three months ended June 30, 2010. Net interest margin was 3.31% for the three months ended June 30, 2011 compared to 3.01% for the three months ended June 30, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $365,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $166,000 decrease in deposits expense that together more than offset the decline in interest income from securities and loans.

The provision for loan losses was $200,000 for the three months ended June 30, 2011 and June 30, 2010. In the current period, the primary driver of the provision was loan growth as well as adjustments to the qualitative factors used in determining the necessary allowance for loan losses. Net charge-offs were $41,000 for the three months ended June 30, 2011 compared to $115,000 for the three months ended June 30, 2010. Total nonperforming loans at June 30, 2011 were $2.4 million compared to $1.2 million at December 31, 2010 and increased primarily due to one residential purchased loan relationship comprised of six loans totaling $1.3 million. Nonperforming loans at June 30, 2011 were comprised of 11 residential mortgage loans totaling $1.6 million, three commercial real estate loans totaling $580,000, and two home equity loans totaling $156,000. At June 30, 2011, nonperforming loans to totals loans was 0.96%, nonperforming assets to total assets was 0.80%, allowance for loan losses to total loans was 1.21 % and allowance for loan losses to nonperforming loans was 125.90%.

Noninterest income decreased $26,000, or 3.3%, to $756,000 for the three months ended June 30, 2011 compared to $782,000 for the three months ended June 30, 2010 primarily due to a loss of $11,000 on the sale of real estate owned properties in the current period compared to a gain of $24,000 in the prior period.

Noninterest expense increased $267,000, or 10.5%, to $2.8 million for the three months ended June 30, 2011 compared to $2.5 million for the three months ended June 30, 2010. The increase was primarily due to an increase of $123,000 in compensation expense related to the Company’s supplemental executive retirement plan, which was impacted by lower interest rates. In addition, professional services increased $75,000 primarily due to costs associated with a branch facilities assessment, the annual meeting of stockholders, and the implementation of XBRL reporting requirements, and real estate owned expenses increased $37,000 as a result of additional declines in property values.

Year-to-Date Results

Net interest income for the six months ended June 30, 2011 increased $311,000 to $5.2 million compared to $4.9 million for the six months ended June 30, 2010. Net interest margin was 3.29% for the six months ended June 30, 2011 compared to 3.05% for the six months ended June 30, 2010. The improvement in net interest margin is primarily attributable to a funding shift on the Company’s balance sheet whereby a reduction in borrowings resulted in a $723,000 decrease in borrowings expense and, despite an increase in overall deposits, interest rate reductions on deposits resulted in a $340,000 decrease in deposits expense that together more than offset the decline in interest income from securities and loans.

The provision for loan losses was $450,000 for the six months ended June 30, 2011 compared to $400,000 for the six months ended June 30, 2010. In the current period, the primary driver of the provision was loan growth as well as adjustments to the qualitative factors used in determining the necessary allowance for loan losses. Net charge-offs were $280,000 for the six months ended June 30, 2011 compared to $207,000 for the six months ended June 30, 2010.

Noninterest income decreased $118,000, or 6.9%, to $1.6 million for the six months ended June 30, 2011 compared to $1.7 million for the six months ended June 30, 2010 primarily due  to a $110,000 decrease of contingency fee income on insurance policies. In addition, in the current period, the Company recognized a loss on the sales of real estate owned properties of $14,000 compared to a gain of $10,000 in the prior period.

Noninterest expense increased $422,000, or 8.2%, to $5.5 million for the six months ended June 30, 2011 compared to $5.1 million for the six months ended June 30, 2010. The increase was primarily due to an increase of $267,000 in compensation expense related to the Company’s supplemental executive retirement plan, which was impacted by lower interest rates. In addition, professional services increased $86,000 primarily due to costs associated with a branch facilities assessment, the annual meeting of stockholders, and the implementation of XBRL reporting requirements, and real estate owned expenses increased $37,000 as a result of additional declines in property values.

Balance Sheet Review

Total assets increased $2.8 million to $345.9 million at June 30, 2011 compared to $343.1 million at December 31, 2010. Loans increased $10.5 million as a result of growth in the multi-family, home equity and commercial real estate categories partially offset by an $11.0 million decrease in securities available-for- sale due to paydowns, calls and sales.  From a liability perspective, deposits increased $21.3 million, primarily in certificates of deposits, and borrowings decreased $19.9 million due to pay off of maturing advances.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania. On July 15, 2011, the Company announced that it had filed notice with the Office of Thrift Supervision to close its Park Centre office with a proposed closing date of October 21, 2011. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary. Financial highlights of the Company are attached.

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Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(In thousands, except share and per share data)	June 30,	December 31,
	2011	2010
Selected Financial Condition Data:
Total assets	$345,911	$343,073
Cash and cash equivalents	14,679	9,320
Securities available-for-sale	67,756	78,708
Loans receivable, net	240,581	230,055
Deposits	224,854	203,562
Borrowings	57,013	76,893
Stockholders' equity	59,852	58,587

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Selected Operations Data:
Total interest income	$3,913	$4,233	$7,845	$8,597
Total interest expense	1,268	1,799	2,600	3,663
Net interest income	2,645	2,434	5,245	4,934
Provision for loan losses	200	200	450	400
Net interest income after provision for loan losses	2,445	2,234	4,795	4,534
Noninterest income	756	782	1,590	1,708
Noninterest expense	2,807	2,540	5,544	5,122
Income before income tax expense and noncontrolling
interest in net income of consolidated subsidiary	394	476	841	1,120
Income tax expense	138	168	299	405
Net income before noncontrolling interest
in net income of consolidated subsidiary	256	308	542	715
Noncontrolling interest in net income of consolidated subsidiary	10	13	28	46
Net income of FedFirst Financial Corporation	$246	$295	$514	$669

Dividends per share	$0.03	$-	$0.06	$-
Earnings per share - basic and diluted (3)	0.08	0.10	0.18	0.23

Weighted average shares outstanding - basic (3)	2,909,733	2,895,358	2,906,665	2,892,210
Weighted average shares outstanding - diluted (3)	2,917,007	2,895,358	2,912,103	2,892,210

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Selected Financial Ratios(1):
Return on average assets	0.28%	0.33%	0.30%	0.38%
Return on average equity	1.63	2.70	1.72	3.09
Average interest-earning assets to average interest-bearing liabilities	122.07	112.66	121.39	112.60
Average equity to average assets	17.44	12.41	17.31	12.32
Interest rate spread	2.96	2.73	2.95	2.76
Net interest margin	3.31	3.01	3.29	3.05

	Period Ended
	June 30,	December 31,
	2011	2010
Allowance for loan losses to total loans	1.21%	1.19%
Allowance for loan losses to nonperforming loans	125.90	231.67
Nonperforming loans to total loans	0.96	0.51
Nonperforming assets to total assets	0.80	0.48
Net charge-offs to average loans	0.12	0.23
Tier 1 (core) capital and tangible equity (2)	13.05	12.95
Tier 1 risk-based capital (2)	23.91	24.19
Total risk-based capital (2)	25.16	25.44
Book value per share	$20.01	$19.58

(1)           Three and six months ended ratios are calculated on an annualized basis.
(2)           Represents capital ratios for First Federal Savings Bank.
(3)           Prior period figures were adjusted for comparability using the conversion ratio of 0.4735 due to completion of second step offering.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.